UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  November 13, 2003

ROHN Industries, Inc.
(Exact name of registrant as specified in its charter)

Delaware	1-8009	36-3060977
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

6718 West Plank Road Peoria, Illinois		61604
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (309) 697-4400

Item 5.    Other Events.

         On November 14, 2003, ROHN Industries, Inc. (the “Company”), a provider of infrastructure equipment to the telecommunications industry that is a Debtor-in-Possession under Chapter 11 of the United States Bankruptcy Code, announced that the Company and its subsidiaries that are party to the bankruptcy proceeding entered into an Asset Purchase Agreement with SPX Corporation, a Delaware corporation. A copy of the Asset Purchase Agreement is attached hereto and incorporated herein as Exhibit 10.1. The Asset Purchase Agreement provides for the sale of certain of the assets of the Company and the affected subsidiaries to SPX Corporation for the amount of $5,450,000. On November 13, 2003, the Company filed with the United States Bankruptcy Court for the Southern District of Indiana (“Bankruptcy Court”) an Amended Motion of the Debtors for Entry of an Order: (I) Authorizing the Sale of Certain Assets Outside of the Ordinary Course of Business Free and Clear of Liens; (II) Establishing Bidding Procedures and Approving Certain Bid Protections; and (III) Approving Form and Manner of Notice Thereof. Through the Motion, the Company seeks Court approval of the Asset Purchase Agreement and authority to sell the assets, after an opportunity is provided for competitive bidding.

         A hearing to consider proposed bid procedures is scheduled to be held before the Bankruptcy Court on November 25, 2003 at 3:00 p.m. The bidding auction is scheduled to be held on December 8, 2003 at the offices of Ice Miller, counsel for the Company, One American Square, Suite 3400, Indianapolis, Indiana 46204. The hearing to consider approval of the sale of assets is scheduled to be held before the Bankruptcy Court on December 9, 2003 at 9:00 a.m. The aforementioned dates are subject to rescheduling as determined by the Bankruptcy Court, and may be adjourned from time to time.

        Attached hereto as Exhibit 99.1 and incorporated herein by reference, is a copy of the press release issued by the Company announcing this information.

Item 7.    Financial Statements and Exhibits.

                (a)        Not applicable.

                (b)        Not applicable.

                (c)        Exhibits

                             10.1    Asset Purchaser Agreement by and between the Company and SPX Corporation dated November 13, 2003.

                              99.1    Press release dated November 14, 2003.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: November 17, 2003	ROHN INDUSTRIES, INC. By: /s/ John W. Castle John W. Castle Chief Financial Officer